Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES

EARLY RESULTS OF TENDER OFFER AND CONSENT SOLICITATION

DENVER, CO — May 21, 2015 — SM Energy Company (NYSE: SM) announced today early results for its previously announced tender offer and related consent solicitation commenced on May 7, 2015 for any and all of its 6.625% Senior Notes due 2019 (CUSIP 78454LAB6) (the “Notes”).  An aggregate of $242,922,000 principal amount of Notes, representing 69.41% of the Notes outstanding (the “Early Tendered Notes”), has been tendered as of 5:00 p.m., New York City time, on May 20, 2015.  Accordingly, the requisite consents to approve the proposed amendments pursuant to the consent solicitation have been obtained.

Withdrawal and revocation rights expired at 5:00 p.m., New York City time, on May 20, 2015. Notes that have been tendered may no longer be withdrawn and consents that have been delivered may no longer be revoked.

The tender offer is scheduled to expire at 11:59 p.m., New York City time on June 4, 2015, unless extended or earlier terminated.

Following receipt of the requisite consents to the proposed amendments to the indenture governing the Notes (the “Indenture”), SM entered into a supplemental indenture (the “Supplemental Indenture”), effective as of May 21, 2015, that eliminated substantially all of the restrictive covenants, eliminated certain events of default and modified certain other provisions contained in the Indenture and the Notes.

On May 21, 2015, following its entry into the Supplemental Indenture, SM accepted the Early Tendered Notes from the tendering holders in exchange for an aggregate payment of approximately $256.2 million, which represents the total consideration payable under the tender offer for the Early Tendered Notes, plus accrued interest. SM funded the consideration for the Early Tendered Notes using proceeds from the concurrent $500 million offering of its 5.625% Senior Notes due 2025, which closed on May 21, 2015.

Following payment of the consideration for the Early Tendered notes, SM notified the trustee for the Notes of its intent to redeem any of the Notes that remain outstanding on June 22, 2015 (the “Redemption Date”) and requested that on May 22, 2015, the trustee deliver to the holders of any outstanding Notes an irrevocable notice that SM will redeem on the Redemption Date all of the Notes that remain outstanding following the expiration of the tender offer pursuant to the terms of the Indenture.  This press release does not constitute a notice of redemption under the Indenture and the redemption of any Notes that remain outstanding following the expiration of the tender offer will be made only pursuant to the terms of the applicable notice of redemption delivered pursuant to the terms of the Indenture.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services and uncertainties related to the costs of such equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2014 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326